EXHIBIT 8




     [AN OPINION SUBSTANTIALLY IN THE FORM BELOW WILL BE DELIVERED AT CLOSING OF THE TRANSACTION DESCRIBED HEREIN, ASSUMING NO MATERIAL CHANGE IN THE FACTS OR LAW UPON WHICH SUCH OPINION IS BASED]


                   [DUANE, MORRIS & HECKSCHER LLP LETTERHEAD]


                               September 17, 1998


Board of Directors
Zions Bancorporation
One South Main Street, Suite 1380
Salt Lake City, Utah 84111

Board of Directors
Mountain Financial Holding Company
361 W. Highway 24
Woodland Park, Colorado 80866

          Re: Proposed Merger of Mountain Financial Holding Company with and into Val Cor Bancorporation, Inc. and Proposed Merger of Mountain National Bank with and into Vectra Bank Colorado, National Association

Ladies and Gentlemen:

     We have acted as counsel to Zions Bancorporation, a Utah corporation ("Zions Bancorp") in connection with the Agreement and Plan of Reorganization dated as of May 14, 1998 (the "Agreement"), among Zions Bancorp, Val Cor Bancorporation, Inc., a Colorado corporation ("Val Cor"), Vectra Bank Colorado, National Association (successor-in-interest to Bank Colorado, National Association), a national banking association organized under the laws of the United States ("Vectra"), Mountain Financial Holding Company, a Colorado corporation (the "Company"), and Mountain National Bank, a national banking association organized under the laws of the United States (the "Bank"), a related Agreement of Merger between the Company and Val Cor, and a related Agreement of Merger between the Bank and Vectra (collectively, the "Plan of Reorganizations"), whereby the Company will be merged with and into Val Cor, with Val Cor being the surviving corporation (the "Holding Company Merger") and the Bank will be merged


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Board of Directors
September 17, 1998
Page 2


with and into Vectra, with Vectra being the surviving entity (the "Bank Merger"; collectively the "Reorganizations"). Zions Bancorp owns all the issued and outstanding capital stock of Val Cor. Val Cor owns all the issued and outstanding capital stock of Vectra. The Company owns all of the issued and outstanding capital stock of the Bank.

     In accordance with section 3.4 of the Agreement, this opinion addresses certain federal income tax consequences of the Reorganizations.

     Except as otherwise defined herein, all terms defined in the Agreement shall have the same meaning when used in this opinion.

     The elements of the Reorganizations are as follows:

     (1) Pursuant to the Plan of Reorganizations, the Agreement and the provisions of section 7-111-101 et seq. of the Colorado Business Corporation Act, the Company will merge with and into Val Cor, with Val Cor being the surviving corporation and, upon the Effective Date, each holder of shares of outstanding Company Common Stock will receive, in exchange for each share of Company Common Stock, shares of Zions Bancorp Stock, that number of shares of Zions Bancorp Stock calculated by dividing 608,000 by the total number of shares of Company Common Stock issued and outstanding as of the Effective Date. Zions Bancorp will not issue fractional shares of its stock. In lieu of fractional shares of Zions Bancorp Stock, if any, each shareholder of the Company who is entitled to a fractional share of Zions Bancorp Stock will receive an amount of cash equal to the product of such fraction multiplied by $51.50. Such fractional share interest will not include the right to vote or to receive dividends or any interest thereon.

     (2) Pursuant to the Plan of Reorganizations, the Agreement and the provisions of section 215a of the National Bank Act (12 U.S.C. ss. 215a), the Bank will merge with and into the Vectra, with Vectra being the surviving corporation and the outstanding shares of the common stock of the Bank will be canceled.


                                     *******


     In rendering our opinion, we have examined and relied upon but have not independently verified the accuracy and completeness of the facts, information, covenants and representations contained in the Agreement, the Plan of
Reorganizations and such other documents as we have deemed necessary or appropriate as a basis for our opinion. In addition, we have relied upon certain representation letters furnished to us by Zions Bancorp, Val Cor, the Company and the Bank. A copy of these letters is attached. Where such statements and representations are made to the best knowledge and belief of the person making such statement or representation, we have assumed the facts to be as so stated and represented. We have also assumed that the Reorganizations will be consummated in accordance with the Agreement and the Registration


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Board of Directors
September 17, 1998
Page 3


Statement, including the Proxy Statement/Prospectus, as filed with the Securities and Exchange Commission on Form S-4. Our opinion is conditioned on the initial and continuing accuracy of such facts, information, covenants, representations, statements and assumptions. In addition, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of natural persons, and the conformity to the originals of all documents submitted to us as copies.

     In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, and interpretive rulings as we have considered relevant. Statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A material change in the authorities upon which our opinion is based could affect our conclusions.


                                     *******


     Based solely upon the foregoing, we are of the opinion that under current law for federal income tax purposes:

     (i) The Holding  Company  Merger will qualify as a  "reorganization"  under
Section 368(a)(1) of the Code. Zions Bancorp, Val Cor and the Company will each be a "party to the reorganization" within the meaning of Section 368(b) of the Code;

     (ii) The Company will recognize no gain or loss upon the transfer of substantially all of its assets to Val Cor in exchange for Zions Bancorp Stock and Val Cor's assumption of the liabilities of the Company (sections 361(b) and 357(a) of the Code);

     (iii) No gain or loss will be recognized by either Zions Bancorp or Val Cor upon the acquisition by Val Cor of substantially all of the assets of the Company in exchange for Zions Bancorp Stock, and the assumption of the liabilities of the Company (Treas. Reg. Sec. 1.1032- 2(b));

     (iv) The basis of the Company's assets in the hands of Val Cor will be the same as the basis of those assets in the hands of the Company immediately prior to the Holding Company Merger (section 362(b) of the Code);

     (v) The holding period of the Company's assets received by Val Cor will include the period during which such assets were held by the Company immediately prior to the Holding Company Merger (section 1223(2) of the Code);


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Board of Directors
September 17, 1998
Page 4


     (vi) No gain or loss will be recognized by a shareholder of the Company upon the receipt of Zions Bancorp Stock solely in exchange for his or her Company Common Stock (section 354(a)(1) of the Code);

     (vii) The basis of the Zions Bancorp Stock received by a shareholder of the Company pursuant to the Holding Company Merger (including any fractional share interest to which that shareholder may be entitled) will be the same as the basis of the Company Common Stock exchanged therefor (section 358(a)(1) of the Code);

     (viii) The holding period of the Zions Bancorp Stock received by a shareholder of the Company pursuant to the Holding Company Merger (including any fractional share interest to which that shareholder may be entitled) will include the holding period of the Company Common Stock exchanged therefor, provided the Company Common Stock is held as a capital asset by the shareholder on the Effective Date (section 1223(1) of the Code);

     (ix) A shareholder of the Company who receives cash in lieu of a fractional share of Zions Bancorp Stock will recognize gain or loss equal to the difference between the cash received and the shareholder's basis in that fractional share, and that gain or loss will be capital gain or loss if the fractional share would have been a capital asset in the hands of the shareholder (Rev. Rul. 66-365, 1966-2 C.B. 116; Rev. Proc. 77-41, 1977-2 C.B. 574); and

     (x) Cash received by a shareholder of the Company who has perfected dissenters' rights under the provisions of sections 7-113-101 et seq. of the Colorado Business Corporation Act as to his or her Company Common Stock will be treated as a distribution in redemption of such shares, subject to the provisions and limitations of Section 302 of the Code.


                                     *******


     Except as set forth above, we express no opinion as to the federal, state, local or foreign tax consequences of the Holding Company Merger, the Bank Merger or of any transactions related thereto. This opinion is solely for your benefit and is not to be used, quoted, circulated or otherwise referred to without our express written permission.

                                                    Very truly yours,